EXHIBIT 5.1

February 4, 2005

Hytek Microsystems, Inc.

400 Hot Springs Road

Carson City, Nevada 89706

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 7, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 250,000 shares of your Common Stock (the “Shares”) under your 2004 Nonstatutory Stock Plan (the “Plan”). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

It is our opinion that, when issued in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati